As filed with the U.S. Securities and Exchange Commission on August 25, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NVIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-3177549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2788 San Tomas Expressway, Santa Clara, CA 95051
(Address of principal executive offices) (Zip code)

DeepMap Inc. 2016 Equity Incentive Plan
(Full title of the plans)
Timothy S. Teter
Executive Vice President, General Counsel and Secretary
NVIDIA Corporation
2788 San Tomas Expressway
Santa Clara, CA 95051
(408) 486-2000
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Joshua M. Dubofsky, Esq.
Julie Crisp, Esq.
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	24,000 shares(3)	$193.17	$4,636,038.00	$505.80

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Registrant’s common stock (the “Common Stock”) that become issuable under the underlying plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on August 18, 2021 as reported on the Nasdaq Global Select Market.

(3)     Represents shares issuable pursuant to certain restricted stock units granted under the DeepMap Inc. 2016 Equity Incentive Plan (the “DeepMap Plan”) that are expected to be outstanding prior to the effective time of the Merger (as defined below), and will be adjusted and assumed by the Registrant in connection with the Merger.

EXPLANATORY NOTE
On June 10, 2021, NVIDIA Corporation (the “Company” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Darwin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), DeepMap Inc., a Delaware corporation (“DeepMap”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Holders’ Agent (as defined in the Merger Agreement). On August 25, 2021, the transactions contemplated by the Merger Agreement are expected to be consummated and Merger Sub will merge with and into DeepMap (the “Merger”), with DeepMap continuing as the surviving corporation and a wholly owned subsidiary of the Company.

At the effective time of the Merger (the “Effective Time”), certain unvested restricted stock units (“RSUs”) granted pursuant to the DeepMap Plan that are expected to be outstanding as of immediately prior to the Effective Time will be assumed by the Registrant and converted into awards of RSUs covering shares of Common Stock (such assumed RSUs, the “Assumed RSUs”). Each Assumed RSU will be subject to substantially the same terms and conditions as applied to the underlying RSU immediately prior to the Effective Time, except that the number of shares of Common Stock subject to each Assumed RSU will be adjusted in accordance with the terms of the Merger Agreement. This Registration Statement on Form S-8 registers an aggregate of 24,000 shares of Common Stock that may be issued pursuant to such Assumed RSUs.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The document(s) containing the information specified in Part I will be sent or given to the participants in the DeepMap Plan pursuant to Rule 428(b)(1) of the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed with the SEC on February 26, 2021;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended May 2, 2021, filed with the SEC on May 26, 2021, and for the fiscal quarter ended August 1, 2021, filed with the SEC on August 20, 2021;

(c) The Company’s Current Reports on Form 8-K, filed with the SEC on March 19, 2021, May 21, 2021, June 7, 2021, June 16, 2021 and June 28, 2021 (to the extent such reports are filed, not furnished); and

(d) The description of the Company’s common stock which is contained in the Company’s Registration Statement on Form 8-A (File No. 000-23985) filed with the SEC on January 12, 1999 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any other amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws, as amended and restated on November 29, 2016, require the Company to indemnify its directors and executive officers, and permit the Company to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law.

The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

In addition, the Company’s Amended and Restated Certificate of Incorporation provides that its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.     Exhibits.

Exhibit No.	Exhibit Description	Schedule /Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of NVIDIA Corporation	S-8	333-74905	4.1	3/23/1999
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation	10-Q	000-23985	3.1	8/21/2008
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation	8-K	000-23985	3.1	5/24/2011
4.4	Amendment to Amended and Restated Certificate of Incorporation of NVIDIA Corporation	8-K	000-23985	3.1	6/7/2021
4.5	Bylaws of NVIDIA Corporation, Amended and Restated as of November 29, 2016	8-K	000-23985	3.1	12/1/2016
4.6	Specimen Stock Certificate	S-1/A	333-47495	4.2	4/24/1998
5.1*	Opinion of Latham & Watkins
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Latham & Watkins (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	DeepMap Inc. 2016 Equity Incentive Plan

*  Filed herewith.

Item 9.    Undertakings
a.    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 25, 2021.
NVIDIA CORPORATION
By: /s/ Rebecca Peters
Rebecca Peters
Vice President, Deputy General Counsel and
Assistant Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jen-Hsun Huang, Colette M. Kress, Timothy S. Teter and Rebecca Peters and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jen-Hsun Huang Jen-Hsun Huang	President, Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2021
/s/ Colette M. Kress Colette M. Kress	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 25, 2021
/s/ Donald F. Robertson Jr. Donald F. Robertson Jr.	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 25, 2021
/s/ Robert K. Burgess Robert K. Burgess	Director	August 25, 2021
/s/ Tench Coxe Tench Coxe	Director	August 25, 2021
/s/ John O. Dabiri John O. Dabiri	Director	August 25, 2021
/s/ Persis S. Drell Persis S. Drell	Director	August 25, 2021

/s/ Dawn Hudson Dawn Hudson	Director	August 25, 2021
/s/ Harvey C. Jones Harvey C. Jones	Director	August 25, 2021
/s/ Michael G. McCaffery Michael G. McCaffery	Director	August 25, 2021
/s/ Stephen C. Neal Stephen C. Neal	Director	August 25, 2021
/s/ Mark L. Perry Mark L. Perry	Director	August 25, 2021
/s/ A. Brooke Seawell A. Brooke Seawell	Director	August 25, 2021
/s/ Aarti Shah Aarti Shah	Director	August 25, 2021
/s/ Mark A. Stevens Mark A. Stevens	Director	August 25, 2021